10039 Bissonnat, Suite 250
American	Houston, Texas 77035
Surgical	Tel. :(713) 779-9800
Holdings	Fax. (713)779-9862

September 21, 2007

Jose J. Chapa
10039 Bissonnet, Suite 250
Houston, Texas 77036

Re:             Share Transfer Restrictions

Dear Jose:

The purpose of this letter is to set forth our agreement with respect to the transfer of shares of the Common Stock, par value $0.001 per share, of American Surgical Holdings, Inc. (the "Company"), of which you are the beneficial owner on the date of this letter (the "Shares"). For purposes of this agreement, the term "beneficial owner" will have the meaning given to such term in SEC Rule 13d-3, which includes, among other things, the power to dispose or to direct the disposition of such Shares.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees that, for the period described below (the "Lock-Up Period"), he will not: (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Shares, or (ii) engage directly or indirectly in any transaction the likely result of which would involve a transaction prohibited by clause (i). The foregoing restriction is expressly precludes the undersigned from engaging in any hedging or other transaction which is designed to, or reasonably expected to lead to, or result in, a sale or disposition of the Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Shares.

The Lock-Up Period shall begin on September 21, 2007, and shall continue until the earliest to occur of

1. September 21, 2008;

2. A completed registered secondary offering of $3 million or more; or

3. The Company agrees in writing to terminate this agreement.

http://asainc.us

September 21, 2007

Notwithstanding the foregoing restrictions on transfer, the undersigned may, at any time and from time to time during the Lock-Up Period, transfer the Shares (i) as bona fide gifts or transfers by will or intestacy, or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that any such transfer shall not involve a disposition for value, provided, that, in the case of any gift or transfer described in clauses (i) or (ii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned. For purposes hereof, "immediate family" means any relationship by blood, marriage or adoption, not more remote than first cousin.

By signing this letter the undersigned acknowledges that he is legally bound by the terms of this letter.

Very truly yours,

American Surgical Holdings, Inc.

By:  /s/  Zak W. Elgamal
        Zak W. Elgamal
      Chief Executive Officer

Agreed-to and accepted:

By:  /s/  Jose J. Chapa
        Jose J. Chapa